Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED

BY-LAWS

OF Snap Interactive, INC.

Pursuant to Article NINTH of the Certificate of Incorporation, as amended, of Snap Interactive, Inc., a Delaware corporation (the “Corporation”), Article IX, Section 4 of the Amended and Restated By-Laws (the “By-Laws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the By-Laws of the Corporation are hereby amended as follows:

Article I, Section 1 of the By-Laws is hereby deleted in its entirety and replaced with the following:

“Section 1. Name. The legal name of this corporation (hereinafter called the “Corporation”) is PeerStream, Inc.”

Additionally, all headings contained in the By-Laws are hereby amended to replace the words “SNAP INTERACTIVE, INC.” with “PeerStream, Inc.” Except as modified and amended hereby, the By-Laws of the Corporation remain in full force and effect with no further amendment or modification.

Adopted and effective as of March 12, 2018.